                                  EXHIBIT 10.1

                                SERVICE AGREEMENT





                                  See attached.

                      ATLANTIC GULF COMMUNITIES CORPORATION
                       4800 N. FEDERAL HIGHWAY, SUITE 105E
                            BOCA RATON, FLORIDA 33431
                                 (561) 620-0029


                                  March 1, 2000


Broad River LLC
334 Palm Trail
Delray Beach, FL 33434
Attention: Mr. Richard Ackerman, Manager


      Re:   SERVICE AGREEMENT (THIS "AGREEMENT")

Dear Richard:

     This Agreement, effective as of December 1, 1999 (the "EFFECTIVE DATE"), sets forth the terms and conditions under which Atlantic Gulf Communities Corporation, a Delaware corporation ("AGCC"), and certain of its subsidiaries (the "SUBSIDIARIES"), as designated from time to time by the Board of Directors of AGCC (the "BOARD"), agree to hire Broad River LLC ("BROAD RIVER") to provide the services specified hereunder. AGCC and the Subsidiaries are sometimes collectively referred to herein as the "COMPANY."

     Each of Broad River and the Company is sometimes referred to herein as a "PARTY," and Broad River and the Company are sometimes collectively referred to herein as the "PARTIES."

     1. BROAD RIVER. You have advised us that Broad River is a Florida limited liability company and that Richard Ackerman ("RA") is the sole member, and sole manager, of Broad River.

     2. SERVICE PERIOD. Broad River agrees to provide the services of RA to perform the duties of the Company's President and Chief Executive Officer ("CEO"), and Broad River agrees to cause RA to individually assume such titles, for the period beginning on the Effective Date and ending on November 30, 2001, or earlier termination pursuant to Section 8. below (the "INITIAL SERVICE PERIOD"); provided, however, that, in the absence of termination, the Service Period shall be extended for successive 12-month terms (subject to earlier termination pursuant to Section 8. below) so long as neither Broad River nor AGCC gives written notice of non-renewal to the other Party not less than 90 days prior to the then-current scheduled expiration date of the Service Period (each an "EXTENSION PERIOD," and together with any and all other Extension Periods, the "EXTENDED SERVICE PERIOD"). The Initial Service Period and the Extended Service Period, if any, are collectively referred to herein as the "SERVICE PERIOD." If such notice of non-renewal is given, this Agreement shall expire at the end of the Initial Service Period or then-current Extension Period, as the case may be. The last day of the Service Period is referred to as the "TERMINATION DATE."

     3. SERVICES.

        a. DURING THE INITIAL SERVICE PERIOD. During the Initial Service Period, Broad River (utilizing RA) shall render services to the Company consistent with the positions of President and CEO of the Company and/or as the Board shall designate from time to time, and Broad River shall cause RA to devote substantially his full business time and attention to performing Broad River's obligations hereunder with regard to the business of the Company during the Service Period.

        b. DURING THE EXTENDED SERVICE PERIOD. During the Extended Service Period, Broad River (utilizing RA) shall render services to the Company consistent with the positions of President and CEO and/or as the Board shall designate from time to time, and Broad River shall cause RA to devote such business time as is necessary in performing Broad River's obligations hereunder with regard to the business of the Company through the Extended Service Period, with due recognition that RA will be performing other services during the Extended Service Period unrelated to the Company and its business and that it is contemplated that the time devoted to the business of the Company will be, on average, two (2) full working days per week.

        c. OTHER INVESTMENT ACTIVITIES. Notwithstanding Sections 3.a. and 3.b. above, the Company hereby acknowledges and agrees that RA will be permitted to manage his investments, both active and inactive (including real estate transactions), during the Service Period to the extent that they do not materially interfere with RA rendering services to the Company as described hereunder.

     4. BASIC SERVICE FEES. During the Service Period, the Company shall, in consideration for Broad River's services hereunder, pay Broad River an annual rate equal to (x) plus (y), where (x) equals $207,625 ($511,975 during the first twelve (12) months of the Initial Service Period (the "FIRST 12-MONTH PERIOD")) and where (y) equals Broad River's annual cost of providing RA with benefits under the Benefit Plans (as defined below) pursuant to Section 7. hereof. The amounts payable to Broad River pursuant to this Section 4. shall be paid monthly in advance. The intent of this Section 4. is to place the Company in the same net economic position it would have been in if RA were an employee of the Company.

     5. CASH BONUS. Subject to Section 8. below, provided that Broad River has rendered services to the Company through the Initial Service Period under this Agreement, Broad River shall be entitled to receive a one-time cash bonus (the "CASH BONUS") in an amount equal to 25% of the Cumulative Overhead Savings (as defined below) realized by the Company during the First 12- Month Period. "CUMULATIVE OVERHEAD SAVINGS" shall be equal to Projected Overhead (as defined below) less Actual Overhead (as defined below). "PROJECTED OVERHEAD" shall be equal to $3.4 million. "ACTUAL OVERHEAD" shall be equal to the Company's actual overhead during the First 12-Month Period, calculated on the accrual basis in accordance with generally accepted accounting principles, consistently applied and maintained throughout the First 12-Month Period. Projected Overhead has been calculated, and Actual Overhead shall be calculated, by excluding (a) the amount payable to Broad River under Section 4. hereof during the First 12-Month Period and (b) all of the



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Company's pension and pension-related costs incurred during such First 12-Month
Period. The Company's independent auditors (the "AUDITORS") shall calculate the amount of the Cash Bonus, if any, within 25 days after the end of such First Twelve Month Period, and distribute written copies of the calculation (the "AUDITORS' CALCULATION") to Broad River and AGCC within 30 days after the end of such First 12-Month Period. The amount of the Cash Bonus, as set forth in the Auditors' Calculation, shall be final, binding and non-appealable. The Company shall pay the Cash Bonus (in the amount set forth in the Auditors' Calculation) to Broad River within 10 business days after the date on which it receives the Auditors' Calculation.

     6. PROFIT PARTICIPATION.

        a. AMOUNT. Subject to Sections 6.b., 6.c. and 8. below, Broad River shall be entitled to receive a 5% profit participation (a "PROFIT PARTICIPATION") in all Net Cash Available for Distribution to Stockholders (as defined below). "NET CASH AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS" means all dollars available for distribution to the stockholders of the Company (as determined by the Board, acting reasonably and in good faith), AFTER REPAYMENT of (a) all Institutional Indebtedness of the Company (as defined below) and (b) all Project Indebtedness of the Company (as defined below).

     "INSTITUTIONAL INDEBTEDNESS" of the Company means all present and future indebtedness of the Company to institutional lenders, other than Project Indebtedness, including any and all refinancings of, modifications of, amendments to and/or substitutions for such indebtedness incurred by the Company at any time and from time to time and, as of the Execution Date, shall specifically include the indebtedness evidenced by (i) that certain Third Amended and Restated Revolving Loan Agreement, dated as of December 31, 1998, by and among AGCC, the Financial Institutions Listed on the Signature Pages Thereof and MH Davidson & Co., LLC, as Agent and Collateral Agent, as amended (in the principal amount of $19.0 million as of December 1, 1999), (ii) that certain Term Loan Agreement, dated as of December 31, 1998, by and among AGCC, the Financial Institutions Listed on the Signature Pages Thereof, Anglo-American Financial, as Agent, and MH Davidson & Co., LLC, as Collateral Agent, as amended (in the principal amount of $26.5 million as of December 1, 1999), and (iii) that certain Future Advance Note in the principal amount of $850,000, dated as of December 31, 1998, payable to AP-AGC, LLC, as amended, and that certain Future Advance Note in the principal amount of $1,000,000, dated as of December 31, 1998, payable to AP-AGC, LLC, as amended.

     "PROJECT INDEBTEDNESS" means all present and future indebtedness of the Company specifically related to, and secured by, any and all of its real estate projects now owned or hereafter acquired, including any and all refinancings of, modifications of, amendments to and/or substitutions for such indebtedness incurred by the Company at any time and from time to time. Project Indebtedness specifically excludes Institutional Indebtedness.

        b. TWO-YEAR VESTING. Subject to Section 8. hereof, Broad River's Profit Participation shall vest in full on the close of business on November 30, 2001, provided, that the

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Service Period shall not have been terminated as of that date (the "VESTING
DATE"). Subject to Section 8. below, from and after the Vesting Date, Broad River shall be fully vested in its Profit Participation.

        c. DOLLAR CAP. Notwithstanding anything herein to the contrary except
Section 8.d. hereof, the dollar amount of Broad River's Profit Participation shall not exceed $2.5 million, such cap to be increased by $1.0 million for each additional full twelve-month period following November 30, 2001, that Broad River continues to render services to the Company under this Agreement (the "DOLLAR CAP").

        For example, if Broad River renders services to the Company through July 31, 2005, the Dollar Cap will be $5.5 million (i.e., $2.5 million, plus $3.0 million for the three additional full twelve month periods following November 30, 2001). If, instead, Broad River renders services to the Company through the close of business on November 30, 2005, the Dollar Cap will be $6.5 million (i.e., $2.5 million plus $4.0 million for the four additional full twelve month periods following November 30, 2001).

        d. PAYMENT. Broad River's Profit Participation will be paid in cash to Broad River pari passu with the distribution of Net Cash Available for Distribution to Stockholders. Broad River's Profit Participation will be an unsecured claim against the general assets of the Company. Broad River acknowledges and agrees that the Company shall have no obligation to segregate or otherwise set aside funds from its general assets to secure the payment of Broad River's Profit Participation.

     7. BENEFITS.

        a. INSURANCE AND OTHER BENEFIT PLANS. Subject to applicable law, during the term of this Agreement, the Company shall permit Broad River to become a participating employer in Broad River's employee medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, savings, pension, profit sharing and deferred compensation plans and any and all other employee welfare or benefit plans as are presently and hereinafter offered by the Company to its executives during the Service Period (the "BENEFIT PLANS"). The Company shall amend the Benefit Plans to permit Broad River's participation therein, subject to applicable law.

        b. VACATION. During the Service Period, Broad River shall be relieved from its obligation to make RA available to perform the duties described hereunder for up to eight days (four weeks during the First 12-Month Period) per calendar year (prorated for any periods consisting of less than 52 full weeks) to permit RA to take vacation. Any unused days for any period shall expire at the close of business on the November 30 of the immediately following calendar year if not used before then. If Broad River ceases to provide services to the Company under this Agreement for any reason, other than a termination of Broad River's services by the Company for Cause (as defined below) or by Broad River without Good Reason (as defined below), Broad River will be entitled to

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

receive payment for such accrued but unused days (which have not previously expired) through the date of termination based upon the fee structure described in Section 4. hereof.

        c. REIMBURSEMENT OF EXPENSES. The Company will reimburse Broad River for RA's reasonable out-of-pocket expenses incurred on behalf of Broad River in connection with the performance of services hereunder by Broad River, in each case subject to and consistent with Company policy.

     8. TERMINATION.

        a. TERMINATION IN GENERAL. The Service Period shall terminate on the first to occur of (i) the scheduled expiration date of the then-current Service Period, assuming notice of non-renewal by one of the Parties was provided in accordance with Section 2. above, (ii) RA's death or Disability (as defined below), (iii) termination of the Service Period by Broad River with or without Good Reason (as defined below) or (iv) termination of the Service Period by the Board with or without Cause (as defined below). Notwithstanding anything herein to the contrary, in the event the Service Period terminates in accordance with clause (i) of the immediately preceding sentence (regardless of which Party delivers the notice of non-renewal), Broad River will be entitled to receive the Accrued Obligations (as defined below) and to retain 100% of the vested Profit Participation (in which case the Dollar Cap shall be determined pursuant to Section 6.c. above).

        b. TERMINATION BY THE COMPANY FOR CAUSE. If the Company terminates the Service Period for Cause, Broad River will be entitled (i) to receive (A) all of the accrued but unpaid amounts specified in Section 4. hereof, (B) the cash value of all of the accrued but unused vacation specified in Section 7.b. hereof, (C) all of RA's and Broad River's unreimbursed expenses and (D) all of the accrued but unpaid Cash Bonus (but only to the extent earned as of November 30, 2000, and not yet paid as of the date of termination) (the amounts specified in clause (A) through (D) are collectively referred to herein as the "ACCRUED OBLIGATIONS") and (ii) to retain 25% of the vested Profit Participation (in which case the Dollar Cap shall be determined pursuant to Section 6.c. above).

        c. TERMINATION BY BROAD RIVER WITHOUT GOOD REASON. If Broad River terminates the Service Period for reasons other than Good Reason, Broad River will be entitled (i) to receive the Accrued Obligations and (ii) to retain 100% of the vested Profit Participation (in which case the Dollar Cap shall be determined pursuant to Section 6.c. above).

        d. TERMINATION BY THE COMPANY FOR REASONS OTHER THAN CAUSE; TERMINATION BY BROAD RIVER FOR GOOD REASON; DISABILITY; DEATH. If the Service Period is terminated by the Company for reasons other than for Cause, by Broad River for Good Reason or as a consequence of RA's death or Disability (as defined below), Broad River will be entitled to (i) to receive the Accrued Obligations (ii) to retain 100% of the Profit Participation, whether or not vested as of date of termination, and the Dollar Cap shall be determined as if RA had ben terminated immediately following the close of business on the next succeeding November 30th (provided that

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the Dollar Cap shall never be less than $2.5 million) and (iii) a lump sum payment equal to the sum of the payments that would have been made to Broad River under Section 4. hereof had RA continued rendering services to the Company through the end of the then current Service Period.

        e. DEFINITIONS. For purposes of this Agreement:

           (i)   "CAUSE" shall mean:

                 (A) Broad River's or RA's willful and repeated failure to comply with the lawful written directives of the Board;

                 (B) any knowing, willful or intentional act of disloyalty or misconduct by Broad River or RA that is materially injurious to the property, operations, business or reputation of the Company; or

                 (C) Broad River's or RA's material breach of this Agreement (which shall include any breach of Section 9. or 10. hereof), provided that the Company has provided Broad River with written notice of such material breach and Broad River shall have failed to cure, or cause RA to cure, such material breach, to the reasonable satisfaction of the Company, within 15 business days after receipt by Broad River of such written notice.

     A determination that "Cause" exists shall be made by the Board, acting reasonably and in good faith; provided, however, that Broad River has not waived its right to contest any such determination by the Company in accordance with the provisions of Section 18. below. Notwithstanding anything herein to contrary, the Company shall be required to notify Broad River in writing of the occurrence of an event constituting "Cause" within 90 days of the occurrence thereof, or, failing timely delivery of such written notice, the Company shall be deemed to have irrevocably waived its right to terminate this Agreement for such "Cause" event.

           (ii)  "GOOD REASON" shall mean:

                 (A) any reduction in (without Broad River's prior written consent), or failure by the Company to timely pay the amounts specified in Sections 4., 5. or 6. hereof (to the extent earned and fully vested);

                 (B) any material change in RA's position and/or title (without Broad River's prior written consent) or material diminution in RA's duties, responsibilities and/or authority (without Broad River's prior written consent);

                 (C) the occurrence of any of the following: (i) a merger or consolidation of AGCC into or with any other entity, but only if AGCC or an entity, 50% or more of the total voting power of which is owned by AGCC or its affiliates, is not the surviving entity in such merger or consolidation, (ii) a transfer to a third party which vests in such third party 50% or more of the total voting power of all classes of stock of AGCC, (iii) any third party (other than AP-

AGC, LLC, Elliott Associates, L.P., Westgate International, L.P., Morgan Stanley Dean Witter & Co., and/or any of their affiliates) acquires more than 50% of the total number of shares of Series A Preferred Stock of the Company that are issued and outstanding on the Effective Date, (iv) sale, transfer or other disposition of all or substantially all of the assets of AGCC (each a "RESTRUCTURING EVENT"), unless the entity which survives the Restructuring Event shall assume and agree to perform the obligations of AGCC hereunder pursuant to a written instrument reasonably acceptable to Broad River or (v) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (collectively, the "DIRECTORS"), cease for any reason to constitute a majority of the Board then in office; provided, however, that (i), (ii), (iii) (iv) and (v) above shall not include a restructuring or recapitalization of the Company's preferred and common stock; and provided further that, for purposes of (v) above, the term "Directors" shall include any person appointed by the holders of the Company's Series A Preferred Stock and/or the Company's Series B Preferred Stock to fill a vacancy on the Board of Directors at any time and from time to time;

                 (4) any material breach by the Company of this Agreement, provided that Broad River has provided the Company with written notice of such material breach and the Company has failed to cure such material breach, to Broad River's reasonable satisfaction, within 15 business days after receipt by the Company of such written notice; or

                 (5) any requirement by the Board that RA relocate his principal residence (without Broad River's prior written consent) or if the Company relocates its headquarters more than 50 miles from its location on the date hereof.

           (iii) "DISABILITY" shall mean RA's mental or physical disability for such period of time and under such circumstances as entitle RA to receive disability benefits under the terms of the Company's long-term disability insurance policy then maintained by the Company.

      Notwithstanding anything herein to contrary, Broad River shall be required to notify the Company in writing of the occurrence of a "Good Reason" event within 90 days of the first occurrence thereof, or, failing timely delivery of such written notice, Broad River shall be deemed to have irrevocably waived its right to terminate this Agreement for such "Good Reason" event.

     9. CONFIDENTIAL INFORMATION. Broad River acknowledges that information obtained by Broad River and RA during the Service Period (or the period of RA's employment with the Company under the Employment Agreement between RA and the Company, dated August 17, 1999) concerning the business or affairs of the Company ("CONFIDENTIAL INFORMATION") is the property of the Company. Broad River shall be prohibited, and Broad River shall prohibit RA, at any time during or after the Service Period, without the prior written consent of the Board, from disclosing to any unauthorized person or use for Broad River or RA's own account or for the account of any

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person other than the Company any Confidential Information, except (a) to the extent necessary to comply with applicable laws, (b) to the extent necessary for Broad River and/or RA to render services hereunder or (c) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or failure to act. Upon termination of the Service Period or at the request of the Board at any time, Broad River agrees, and agrees to cause RA, to deliver to the Company all documents containing Confidential Information or relating to the business or affairs of the Company that RA or Broad River may then possess or have under its/his control.

     10. NON-COMPETITION; NON-SOLICITATION.

         a. NON-COMPETITION. Broad River acknowledges that RA and Broad River are and will be in possession of Confidential Information and that Broad River's services are of unique and great value to the Company. Accordingly, during the Service Period and for an additional period of twelve months thereafter (the "NON-COMPETE PERIOD"), Broad River shall be prohibited, and shall prohibit RA, from directly or indirectly owning, managing, controlling, participating in, consulting with, rendering services to, or in any manner engaging in, any enterprise competing directly with any of the Projects (as defined below), within (i) a 25 mile radius of the Company's West Bay Club Project, located in Naples, Florida, (ii) a 50 mile radius of the Company's Chenoa Project, located in Glenwood Springs, Colorado, or (iii) a 25 mile radius of any other real estate project now owned or hereafter acquire by the Company (the "PROJECTS"). Nothing herein shall prohibit RA or Broad River from being a passive owner of not more than 5% of any publicly-traded class of capital stock of any entity engaged in such competitive activities.

        b. NON-SOLICITATION. During the Non-Compete Period, Broad River shall be prohibited, and shall prohibit RA, from, directly or indirectly, for themselves or any other person or entity employing or attempting to employ, or solicit the employment of, or entering into any contractual arrangement with, any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

        c. SCOPE OF RESTRICTION. If, at the time of enforcement of this
Section 10. or Section 9. above, a court shall hold that the duration, scope or area restrictions stated herein or therein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

        d. INJUNCTIVE RELIEF. Broad River acknowledges that the Company would be irreparably harmed by Broad River's breach of the provisions of this Section 10. or of Section 9. above, and hereby consent to the Company's request for injunctive relief in connection with any such breach or threatened breach.

     11. D&O INSURANCE. The Company will maintain at all times during the Service Period officer and director liability insurance coverage for RA, in the same aggregate amount and under the same terms as are maintained for the Company's senior officers and directors, and will otherwise indemnify Broad River and RA and hold both of them harmless (except for Broad River's and/or RA's gross negligence and/or willful misconduct) to the fullest extent permitted by Delaware law for all losses and expenses incurred by them as a result of any suits or proceedings relating to RA's rendering services to the Company hereunder.

     12. PRIOR AGREEMENTS. This Agreement embodies the complete agreement and understanding between the Parties and supersedes any and all prior agreements, arrangements or understandings, written or oral, between the Parties. This Agreement may be amended or modified, and the terms hereof may be waived, only in a writing duly executed and delivered by Broad River and AGCC.

     13. SURVIVAL. The provisions of Sections 6., 8., 9., 10. and 11. above and Sections 18. and 19. below will survive any termination of this Agreement.

     14. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Florida.

     15. NOTICES. Any notices, consents or other communications required hereunder shall be in writing and shall be sufficiently given only if sent by overnight courier (such as Federal Express) or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address or addresses as may hereafter be furnished in writing by notices similarly given by one Party to the other):

                  To BROAD RIVER:

                  Broad River LLC
                  334 Palm Trail
                  Delray Beach, FL 33434
                  Attention: Mr. Richard Ackerman, Manager
                  Fax No.: (561) 394-7712

                  with a copy to:

                  Michael Sirkin, Esq.
                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Fax No.:  (212) 969-2900

                  To AGCC and/or the COMPANY:

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

                  Atlantic Gulf Communities Corporation
                  Board of Directors
                  4800 N. Federal Highway, Suite 105E
                  Boca Raton, Florida 33431
                  Attention: The Board of Directors of Atlantic Gulf
                             Communities Corporation
                  Fax No.: (561) 620-1062

                  with a copy to:

                  John L. Ruppert, Esq.
                  Brownstein Hyatt & Farber, P.C.
                  410 17th Street, Suite 2200
                  Denver, Colorado 80202
                  Fax No.:   (303) 623-1956

     16. COUNTERPARTS. This Agreement may be executed in two or more original counterparts, each of which shall constitute an original and both or all of which together shall constitute one and the same instrument. Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each Party to this Agreement agrees to be bound by its/his own telecopied signature and to accept the telecopied signature of the other Party to this Agreement.

     17. SEVERABILITY. The various provision of this Agreement are severable from each other and from the rest of this Agreement, and, in the event any part of this Agreement is held to be invalid or unenforceable by a court or otherwise, the remainder of this Agreement shall be fully effective, operative and enforceable.

     18. DISPUTES; ATTORNEYS' FEES. Except as otherwise provided in the last sentence hereof, the Parties agree that any claim, controversy or dispute arising out of, in connection with, related to or regarding the subject matter hereof ("DISPUTE(S)") shall be resolved by arbitration ("ARBITRATION") conducted by a single arbitrator engaged in the practice of law (the "ARBITRATOR") under the Commercial Arbitration Rules (the "CRA") of the American Arbitration Association ("AAA"). The Federal Arbitration Act, 9. U.S.C., Sections 1-16, not state law, shall govern all Arbitration proceedings instituted hereunder. All Disputes shall be submitted to the Arbitrator for resolution under Expedited Procedures, regardless of the amount in controversy, as provided under Rule 9 of the CRA or any successor thereto. The Arbitrator's award or ruling with respect to any Dispute shall be final, binding and nonappealable and may be entered in any court having jurisdiction thereof. Each Party shall bear its own costs and attorneys' fees of the Arbitration proceeding; provided, however, that, in addition to any damages awarded by the Arbitrator, the substantially prevailing Party in the Dispute (as determined by the Arbitrator) shall be entitled to receive from the other Party its/his reasonable attorneys' fees and out-of-pocket costs. The laws of the State of Florida shall govern the construction and interpretation of this Agreement, and any

Arbitration hereunder shall be conducted in Boca Raton, Florida. It is expressly agreed that a Party may seek injunctive relief in the case of any Dispute in an Arbitration or in an appropriate court of law or equity, at the sole discretion of such Party.

     19. REIMBURSEMENT OF LEGAL FEES. The Company will pay all of RA's and Broad River's reasonable legal fees (at their attorney's standard rates) and out-of-pocket costs incurred in connection with the negotiation, execution and delivery of this Agreement, as soon as practicable following presentation to the Company of reasonable documentation therefor.




             [THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]




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

     Please execute the additional copy of this Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.


                                    Very truly yours,

                                    ATLANTIC GULF COMMUNITIES
                                          CORPORATION



                                    By:
                                       -------------------------------------
                                    Name (Print):
                                                 ---------------------------
                                    Title: Director


ACCEPTED AND AGREED TO:

BROAD RIVER LLC


By:
   ------------------------------
Name (Print): Richard Ackerman
Title: Manager



cc:   Michael Sirkin, Proskauer Rose LLP
      John L. Ruppert, Brownstein Hyatt & Farber, P.C.



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